EXHIBIT 99.1

Larry P. Horner
805 Cobblestone Ct
Cedar Hill, Texas 75104
 214-649-2554

October 24, 2007

Board of Directors
American Energy Production, Inc.

Via E mail

I have taken a hard look at what my commitments are with my new full time position and don't think that I can devote the time and attention to American Energy that it deserves as a member of the Board of Directors.

Therefore, please let this e mail serve as my written resignation as a Director of American Energy Production effective immediately.

I have no disagreement with the Company on any matter related to the Company’s operations, policies or practices.

I have certainly enjoyed working with all of you on this project.

Yours truly,

/s/ Larry Horner
Larry Horner